(English Translation)

Beijing Souyo Digital Technology Co. Ltd. Articles of Association of Equity Joint Venture Company Between Beijing Dongfang Shang You Tech Co., Ltd And BroadWebAsia, Inc.

Chapter 1 General Provisions

Article 1

In accordance with the “Law of the People’s Republic of China on Chinese-foreign Equity Joint Venture” and the Equity Joint Venture Contract about establishment of Beijing Souyo Digital Technology Co., Ltd (“the EJV company”) executed on December 20, 2006, Beijing Dongfang Shang You Tech Co., Ltd and BroadWebAsia, Inc. formulate this Articles of Association.

Article 2

The name of the company: 北京搜友数码科技有限公司
English name: Beijing Souyo Digital Technology Co., Ltd
Legal address: Room 508, Building 2, No. 15, the fourth district of An
Huili , Chaoyang District, Beijing.

Article 3

Parties of this contract are as follows:

Party A: Beijing Dongfang Shang You Tech Co., Ltd registered in Beijing.

Legal address: Room 403, 4th floor, Yanguang Xinlong Market, No. 6, Jiu
Xianqiao Road, Chaoyang District, Beijing.
Legal representative: Xiang Ming
Title: Chairman of the board
Nationality: China

Party B: BroadWebAsia, Inc. registered in BVI

Nationality: USA
Registered address: Commonwealth Trust Limited, Drake Chambers, Tortola,
British Virgin Islands
Legal representative: Daniel Piin Shyan Yeh
Title: CEO
Nationality: USA

Any information hereinbefore changed shall be noticed to other party hereby immediately.  Otherwise, the EJV company and the other party shall not take legal responsibility due to such change.

Article 4

The organization form of the EJV company is a limited liability company.

Article 5

The EJV company is Chinese legal person, and all the activity of the EJV company shall be subject to the relevant laws and regulations of People’s Republic of China.

Chapter 2 Scope and Achievements

Article 6

The aim of the EJV is, by the using of advanced network technology and abundant capital to develop the international market and enforce economic cooperation, in order to create favorable social and economic efficiency.

Article 7

The scope of the EJV company includes development of computer and internet software.

Chapter 3 Total Amount of Investment and the registered Capital

Article 8

The total amount of the EJV company is RMB 1.4 million and the registered capital is RMB 1 million.

Article 9

The required contribution of Party A is RMB 0.63 million, accounts for 63% of the registered capital and the required contribution of Party B is RMB 0.37 million, accounts for 37% of the registered capital.

Article 10

The registered capital of the EJV company shall be paid in by Party A and Party B according to their respective proportion of their investment in two times.  The first time shall be paid 70% of the registered capital, among which Party A pay RMB 0.44 million and Party B pay RMB 0.28 million, and shall be paid up within 3 months after the day the business license issued.  The second time shall be paid 30% of the registered capital, Party A and Party B according to their respective proportion of their investment within 1 year after the day the business license issued.

Article 11

Within 15 days after the first investment is paid by the parties, a Chinese registered accountant retained by the EJV company shall verify it and provide a report of verification.  With in 30 days after the EJV company received the verification report, an investment certificate shall be issued to investors and be filed with original approval authority and AIC.

Article 12

The adjustment of registered capital and total amount of investment shall be approved by relevant authority.  And the EJV company shall not reduce its registered capital during the term of the joint venture.

Article 13

If one party to the EJV company intends to assign all or part of his investment subscribed to a third party, consent shall be obtained from the other party to the joint venture, other party has priority of purchase.

Article 14

Any increase, reduction of the registered capital of the EJV company shall be approved by a meeting of the Board of Directors and submitted to the examination and approval authority for approval.  Registration procedures for changes shall be dealt with at AIC.

Article 15

The EJV company may get domestic or overseas loans to settle the difference between registered capital and total amount of investment and liquid capital of production.  Without the prior written consent, any party shall not set pledge or mortgage on all or part of the EJV company’s shares.

Chapter 4 Board of Directors and Management Office

Article 16

The date of registration of the EJV company shall be the date of the establishment of the Board of Directors.  The highest authority of the EJV company shall be its Board of Directors.

Article 17

The Board of Directors is composed of four directors, among which, two shall be appointed by Party A and two shall be appointed by Party B.  Chairman of the board shall be appointed by Party A and Vice chairman shall be appointed by Party B.  The office term of chairman and vice chairman of the board is 3 years and may be renewed if continuously appointed by the relevant party.  Notwithstanding the appointment or change of directors shall be noticed to other party in writing and be filed with AIC.

Article 18

The Board of Directors shall decide all major issues, including:

(1) amending the Articles of Association;

(2) making plans of company’s merger or division

(3) discussing and deciding the termination and dissolution of the EJV company;

(4) deciding the increase of registered capital and total amount of investment and shares transfer;

(5) deciding invest to other organization;

(6) deciding to set up branches;

(7) making distribution plan of annual profits;

(8) deciding the proportion of reserve funds, bonuses and welfare funds for staff and workers and expansion funds;

(9) deciding material financial expense;

(10) making annual and long-term production plan and sales plan;

(11) any assurance and loans provided by the EJV company;

(12) deciding the establishment of internal management office;

(13) making the internal management system;

(14) deciding the engagement of senior managers and their treatments;

(15) deciding the retain of registered accountants, auditor, and attorney;

(16) litigation and arbitration sued by the EJV company;

(17) deciding the sale of fixed asset;

(18) others.

As for the following issues unanimously approval shall be required:

(1) amending the Articles of Association;

(2) discussing and deciding the termination and dissolution of the EJV company;

(3) deciding adjustment of registered capital;

(4) making plans of company’s merger or division;

(5) deciding the shares transfer by one or several parties;

(6) deciding the shares pledge by one or several parties;

(7) deciding the pledge of assets;

(8) others;

For other matters,  the method of majority and simple majority shall be adopted.

Article 19

The chairman of the board is the legal representative of the EJV company. Should the chairman be unable to exercise he responsibilities for some reasons, he shall authorize any vice chairman or other directors to represent the EJV company temporarily.  If chairman of the board fails to authorize any one, the vice chairman shall take the responsibilities.

Article 20

The board of directors shall convene at least one meeting every one year.  The meeting shall be called and presided over by the chairman of the board.  The chairman may convene an interim meeting based on a proposal made by more than one third of the total number of directors. Minutes of the meetings shall be placed on file.

The chairman shall give each director a written notice thirty (30) days before the date of the board meeting.  The notice shall cover the agenda, time and place.

Article 21

A board meeting requires over 2 directors (a quorum of over two-thirds of the directors).  Each director has one voting right.

Article 22

Each party shall be sure the directors appointed by them attend the board meeting.  Should the director be unable to attend, he shall present a proxy authorizing someone else to represent him to attend the meeting.

Article 23

In the event that director(s) designated by a Party or Parities fails to attend the board meeting personally or with proxy, which makes the board unable to pass resolution on important issues provided by laws, regulations, Contract and the Article of Association, other Parties may deliver to the absent director(s) and the party or parties who designate them again the written notice of requesting them to attend the board meeting on the time specified, according to the legal address.

Article 24

Notice in Article 23 which shall be delivered at least 60 days before the convening date of the meeting in a manner of double registered mail, shall state that the notice receiver shall respond in written letter of attending the board meeting or not in at least 45 days after the notice is delivered. If the notice receiver fails to deliver the response to the notifying Party or deliver the response of absenting from the board meeting, it is deemed as waiver by the notice receiver. the director designated by the notifying Party and other directors may convene the board meeting regardless of the quorum, and pass binding resolutions on important issues of the EJV company with unanimous consent by the present directors.  Chairman of the board may request for written opinion from all directors for the actions that require approval by board meeting. Where written consent by the directors above the quorum is acquired, it is deemed as a resolution passed by the board meeting in a traditional way.

Article 25

The EJV company will not pay the director who fails to sever in the business operation departments of the EJV company. The EJV company will bear all the expenses relating to the convention of the board meeting.

Article 26

The EJV company has a supervisor designated by shareholders without establishing a board of supervisors. Each term of office of the supervisor shall be three years. The supervisor may, after the expiry of his or her term of office, hold a consecutive term upon re-election.

The supervisor may exercise the following powers:

(1) To check the financial affairs of the EJV company;

(2) To supervise the duty-related acts of the directors and senior managers, to put forward proposals on the removal of any director or senior manager who violates any law, administrative regulation, the articles of association or any resolution of the shareholders' meeting;

(3) To demand any director or senior manager to make corrections if his act has injured the interests of the EJV company;

(4) To put forward proposals at shareholders' meetings; and

(5) To initiate actions against directors or senior managers in accordance with Article 152 of Company Law.

Chapter 5 Business Management Office

Article 27

The EJV company shall establish a management office which shall be responsible for its daily management.  The management office shall have one general manager and one depute general manager, who shall be recommended by party A.  The general manager and deputy manager shall be hired by the Board of Directors and whose term of office is two year and may be renewed if continuously appointed by the relevant party.

Article 28

The general manager shall be responsible to carry out the decisions of the Board of Directors and organized the daily works on management of the EJV company.  Deputy general manager shall assist general manager.  The material matters shall be decided by general manager and vice general manager. The work scope of general manager and vice general manager shall be decided by the Board of Directors.  Several department managers may be appointed by the general management office, they shall be responsible for the works in various department respectively, handle the matters hand over by the general manager and deputy general manager and shall be responsible to them.

Article 29

All the managers shall take responsibilities of their works.  In case of graft or serious dereliction of duty on the part of the general manager and deputy general managers, the Board of Directors shall is entitled  to dismiss them at any time.

Article 30

The structure of departments shall be discussed by general manager and vice general manager and decided by the Board of Directors.  Other position shall be decided by general manager and vice general manager.

Article 31

In case of graft or serious dereliction of duty on the part of the senior managers, the Board of Directors shall is entitled  to dismiss them at any time.

Chapter 6 Finance and Accounting

Article 32

The finance and accounting of the EJV company shall be handled in accordance with the relevant laws and regulations.  The general manager shall in charge of establishing the financial and accounting system.

Article 33

The fiscal year of the EJV company shall be calendar year from January 1 to December 31.

Article 34

All vouchers, receipts, accounting statements and reports, accounting books shall be written in Chinese.  If such accounting books were written in English, it shall have Chinese as explanation.

Article 35

The EJV company adopts Renminbi (RMB) as its accounts keeping unit.  The conversion of RMB into other currency shall be in accordance with the exchange rate of the converting day published by the State Administration of Foreign Exchange Control of the People's Republic of China.

Article 36

The EJV company shall open accounts in RMB and foreign currency with the Band of China or other banks which agreed by the Bank of China.

Article 37

The accounting of the EJV company shall adopt the internationally used accrual basis and debit and credit accounting system in their work.

Article 38

In the first three months of each fiscal year, the general manager shall prepare previous year’s proposal regarding the disposal of profits, and submit them to the Board of Directors for examination and approval.

Article 39

Parties of the EJV company have the right to invite an auditor to undertake annual financial check and examination at his own expense. The EJV company shall provide convenience for the checking and examination.

Article 40

The depreciation period for the fixed assets of the EJV company shall be decided by the board of directors in accordance with the "The Income Tax Law of the People's R-public of China for Foreign Investment Enterprises and Foreign Enterprises"

Article 41

All matters concerning foreign exchange shall be handled in accordance with the "Regulations for Exchange Control of the People's Republic of China" and other pertaining regulations.

Chapter 7 Profit Sharing

Article 42

The EJV company shall allocate reserve funds, expansion funds and bonuses welfare funds for staff and workers after payment of taxes.  The proportion of allocation shall be decided by the board of directors, which shall not be less than 15% of profit after paid tax.

Article 43

Within 4 months after each fiscal year, after the three funds have been deducted, the Board of Directors decides to distribute the dividend.  The dividend should be distributed according to the proportion of each investor’s investment.  Profits cannot be distributed unless the losses of previous years have been made up. Remaining profits from previous year (or years) can be distributed together with that of the current year.

Article 44

Insurance policies of the EJV company on various kinds of risks shall be underwritten with the People’s  Republic of China. Types, the value and duration of insurance shall be decided by the board of directors in accordance with the stipulation of the People’s Insurance Company of China.

Article 45

The EJV company shall promote employees to pay income tax subject to the Individual Income Tax Law of the People's Republic of China.

Article 46

The legal profit and other income and liquidated capital can be remitted to overseas by investors.

The foreign employees’ income and other legal income, after pay the tax, can be remitted to overseas.  The RMB profit and income can be exchanged to foreign exchange.

Chapter 8 Staff and Workers

Article 47

The employment， recruitment， dismissal and resignation of the staff and workers of the EJV company and their salary, welfare, labor insurance, labor protection， labor discipline and other matters shall be handled according to the "Regulations of the People's Re-public of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment" and its implementation rules.

Article 48

The staff and workers needed by the EJV company, may be recommended by local labor and personnel department or public recruitment after approved by local labor and personnel department.  The EJV company shall conclude a labor contract with staff and workers and be filed with the local labor and personnel department.

Article 49

The EJV company has the right to take disciplinary actions， such as warning， demerit recording and salary reducing against those staff and workers who violate the rules and regulations of the EJV company and labor disciplines. Those with serious cases may be dismissed. Discharging of workers shall be filed with the local labor and personnel department.

Article 50

The salary treatment of the staff and workers shall be subject to Chinese relevant laws and regulations, and respectively conclude a labor contract by the Board of Directors.  The salary of the staff and workers shall be increased correspondently with the development of production and the progress of the worker's ability and technology.

Chapter 9 Labor Union

Article 51

Staff and worker of the EJV company have the right to set up labor union and carry on activities in accordance with the Labor Union Law of the People’s Republic of China.

Article 52

Labor union is representatives of the interests of the staff and workers and its tasks are: to protect the democratic right and material interests of the staff and workers pursuant to the law; to help the EJV company with the arrangement and rational use of welfare and bonus funds; to organize political , professional, scientific and technical studies, carry out literary, art and sports activities; and to educate staff and workers to observe labor discipline and strive to fulfill the economic tasks of the enterprises.

Article 53

Labor union have the power to represent the staff and workers to sign labor contracts with the EJV company and supervise the execution of these contracts.

Article 54

Labor union representatives have the right to attend as nonvoting members and to report the opinions and demands of staff and workers to meetings of the Board of Directors held to discuss important issues such as development plans, production and operational activities of the EJV company.

Article 55

The EJV company shall provide housing and facilities for the labor union's office work, meetings, and welfare, cultural and sports activities in accordance with stipulations of the Labor Union Law of the People’s Republic of China.

Article 56

The EJV company shall allot an amount of money totally 2% of all the salaries of the staff and workers as labor union's funds which shall be used by the labor union in accordance with the "Managerial Rules for the Labor Union Funds" formulated by the All China Federation of Labor Union.

Chapter 10 Duration, Termination and Liquidation

Article 57

The duration of the EJV company is 20 years.  The establishment of the EJV company shall start form the date on which the business license of the EJV company is issued.

Article 58

An application for the extension of the duration, proposed by one party and unanimously approved by the Board of Directors, shall be submitted to COFTEC or relevant authority six months prior to the expiry date of the EJV company.

Article 59

When the following situations happened, either party have right to terminate the joint venture:

1) inability to continue operations due to heavy losses caused by the Force Majeure;

2) inability to continue operations due to heavy losses;

3) inability to continue operations due to the failure of the party to fulfill its obligations prescribed in the contract

4) failure to obtain the desired objectives of the operation and no prospects for the future development of the EJV company

5) others.

The termination application letter shall be submitted by the Board of Directors and approved by approval authority.  However, due to one or several directors absence of board meeting more than 2 years, the Board of Directors fails to reach a resolution of company’s termination, through notice of 3 times by other shareholders and notarized by notaries or lawyers, other shareholders can apply for company’s termination.

Article 60

The EJV company shall liquidate the assets when it terminates.  The liquidation commission is composed of 3 people at least, whom were elected from the Board of Directors or retain professionals. When the EJV company can not organize liquidation commission to liquidate, the Board of Directors, investors or loaner shall apply to special liquidation with original approval authority.  During the liquidation, the EJV company shall not do new business.

Article 61

The liquidation commission shall be responsible for the matters of liquidation according to the provisions of the Liquidation Measures of Foreign Funded Enterprises.  The evaluation of the assets shall retain Chinese registered accountants to evaluate and the investors have the priority of purchase under same condition.

Article 62

On completion of the liquidation of a dissolved joint venture, the liquidation committee shall go through formalities for nullifying its registration and hand in its business license to the registration authority.

Chapter 11 Regulations

Article 63

Following are the rules and regulations formulated by the Board of Directors of the EJV company:

1) Management regulations, including the powers and functions of the managerial branches and its working rules and procedures;

2)Rules for the staff and workers;

3)System of labor and salary;

4)System of work attendance record, promotion and awards and penalty for the staff and workers;

5)Detailed rules of staff and worker's welfare;

6)Financial system;

7)Liquidation procedures upon the dissolution of the EJV company;

8)Other necessary rules and regulations.

Chapter 12 Supplementary Articles

Article 64

The contract shall be written in Chinese and in English.  Both languages are equally authentic.  In events of any discrepancy between the two versions, the Chinese version shall prevail.  This articles of association is in triplicate and each investor holds one and approval authority and AIC holds one.

Article 65

The matters are not covered in this articles of association shall be pursuant to EJV contract, Board of Directors Resolution and relevant Chinese laws and regulations.  If this articles of association is conflict with the EJV contract, the EJV contract will prevail.

Article 66

This articles of association shall become effective after approved by Beijing Chaoyang COFTEC.

Article 67

The articles of association is signed in Beijing, China by the authorized representatives of both parties on December 21, 2006.

Party A: Beijing Dongfang Shang You Tech Co., Ltd	Party B: BroadWebAsia, Inc

By: /s/	By: /s/

Date: December 21, 2006	Date: December 21, 2006